Exhibit (a)(1)(J)

ARRIS Announces Successful Completion of Tender Offer for BigBand Shares

Addition of BigBand Technologies Provides Wide Range of IP Video

Processing Skills to the ARRIS Portfolio

Suwanee, GA – November 21, 2011: ARRIS (NASDAQ:ARRS) today announced that it has completed its tender offer for all outstanding shares of common stock of BigBand Networks, Inc. (NASDAQ:BBND). The tender offer expired at midnight on November 18, 2011. A total of 67,103,577 shares of BigBand common stock were validly tendered and not withdrawn in the tender offer (including 728,324 shares tendered through notices of guaranteed delivery), representing approximately 92.5% of the outstanding shares on a diluted basis.

Pursuant to the Agreement and Plan of Merger signed on October 10, 2011, ARRIS intends to complete today the merger of its wholly owned subsidiary, with and into BigBand. At the effective time of the merger, all outstanding shares of common stock of BigBand (other than the shares held by ARRIS, BigBand or their respective subsidiaries or shares held by BigBand shareholders who have properly exercised their dissenters’ rights under Delaware law) will be canceled and converted into the right to receive cash equal to $2.24 per share, without interest and net of applicable withholding taxes. In addition, after the merger, the BigBand common stock will cease to be traded on the NASDAQ Global Select Market.

“We are pleased to announce the close of our acquisition of BigBand and welcome the talented professionals joining ARRIS around the world. I’d like to thank the BigBand executive team for their support as we planned the integration of the two companies,” said Bob Stanzione, ARRIS Chairman & CEO. “The acquisition supports our strategy of expanding our video product suite and investing in the evolution towards network convergence on an all IP platform. This expanded portfolio and access to new market channels will provide greater opportunities to grow our customer base worldwide.”

About ARRIS

ARRIS is a global communications technology company specializing in the design, engineering and supply of communications and IP technologies that support broadband services for residential and business customers around the world. The company supplies broadband operators with the tools and platforms they need to deliver carrier-grade telephony, network video processing, whole home video, demand driven video, next-generation advertising, network and workforce management solutions, access and transport architectures and ultra high-speed data services. Headquartered in Suwanee, Georgia, USA, ARRIS has R&D centers in Suwanee; Beaverton, OR; Chicago, IL; Kirkland, WA; State College, PA; Wallingford, CT; Waltham, MA; Cork, Ireland; and Shenzhen, China, and operates support and sales offices throughout the world. Information about ARRIS products and services can be found at www.arrisi.com.

Forward-looking statements:

Statements made in this press release, including those related to prospects for ARRIS following the completion of the BigBand acquisition, the general market outlook and the outlook for industry trends are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things:

•

because the market in which ARRIS operates is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market condition and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption; and

•

acquisitions involve a number of risks including customer and vendor acceptance, the possibilities of complications and personnel loss as part of the integration process, and the ultimate achievement of the strategic objectives.

In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the retention of employees of BigBand, the ability of ARRIS to successfully integrate BigBand’s opportunities, technology, personnel and operations, and the customer demand for our combined products; the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of ARRIS to react to changes in general industry and market conditions including regulatory developments; rights to intellectual property, market trends and the adoption of industry standards; and consolidations within the telecommunications industry of both the customer and supplier base. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in ARRIS’ reports filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2011. In providing forward-looking statements, the Company expressly disclaims any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.

#####

Contact:

Jim Bauer

ARRIS Investor Relations

847-727-7373 (Mobile)

678-473-2647 (Office)

jim.bauer@arrisi.com

Alex Swan

ARRIS Media Relations

404-307-5485 (Mobile)

678-473-8327 (Office)

alex.swan@arrisi.com